UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported):
December 22, 2006
ALLIANCE DATA SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	001-15749	31-1429215
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
17655 WATERVIEW PARKWAY
DALLAS, TEXAS 75252
(Address and Zip Code of principal executive offices)
(972) 348-5100
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 22, 2006, Alliance Data Systems Corporation, a Delaware corporation (“Alliance Data” or “Buyer”), together with Alliance Data FHC, Inc., a Delaware corporation that is an indirect, wholly-owned subsidiary of Alliance Data and parent company to the international Epsilon business unit (“FHC”), entered into a Purchase Agreement (the “Purchase Agreement”) with DoubleClick Inc., a Delaware corporation (“DoubleClick” or “Seller”), to purchase (a) specified assets of Seller’s Data division (which consists of its Abacus and Data Management businesses) (collectively, the “Purchased Assets”) and (b) all of the outstanding shares of capital stock and limited liability company membership interests of (i) Abacus Direct Europe BV, a private company with limited liability incorporated under the laws of the Netherlands, that directly holds all of the equity in each of Abacus Direct (UK) Limited (UK), a limited liability company organized under the laws of England, and Abacus Direct Ireland Limited (Ireland), a limited company organized under the laws of Ireland, and (ii) Abacus Direct LLC, a Delaware limited liability company (collectively, the “Transferred Entities”). In February 2006, Alliance Data, FHC and DoubleClick were also parties to a Purchase Agreement pursuant to which Alliance Data acquired from DoubleClick its Email Solutions operating unit.
     Under the current Purchase Agreement, Buyer will pay $435,000,000, plus certain additional amounts, in cash and also assume specified liabilities related to the Purchased Assets and the Transferred Entities, each as more particularly described in the Purchase Agreement. Buyer expects to fund the acquisition primarily from its existing credit facility. In connection with the acquisition, an affiliate of Alliance Data will enter into a lease agreement with Seller covering a portion of Seller’s data center facility located in Thornton, Colorado.
     Buyer and Seller have made customary representations, warranties and covenants in the Purchase Agreement, including, among other things, (a) in the case of Seller, to operate the business in the ordinary course and use commercially reasonable efforts to preserve and maintain the Purchased Assets and its business and relationships with customers and suppliers of the Transferred Entities, each consistent with past practice, between the execution of the Purchase Agreement and the consummation of the transaction; (b) in the case of Buyer, to continue the employment of, and provide employee benefit plans, programs or arrangements for, those persons associated with the Transferred Entities and the business as more particularly described in the Purchase Agreement for a period of at least 12 months following the closing of the transaction; (c) in the case of Seller, to comply with specified restraints on competition in specified lines of business; and (d) in the case of Buyer and Seller, to comply with specified restraints on the hiring or solicitation for employment of the other’s employees, in the case of items (c) and (d), for a period of eighteen months following closing of the transaction.
     Consummation of the transaction is subject to customary closing conditions, including, among other things, (a) expiration or termination of the waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976; (b) the accuracy of the representations and warranties of each party as of the closing or other applicable date; (c) the performance in all material respects by the other party of its obligations under the Purchase Agreement; and (d) in the case of Buyer, the absence of any change or event reasonably expected to result in a material adverse effect on the acquired businesses.
     The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.
     On December 28, 2006, Alliance Data Systems Corporation issued a press release announcing the agreement by its Epsilon unit to acquire Abacus, a division of DoubleClick Inc. and leading provider of data and direct marketing solutions serving primarily the retail catalog industry. A copy of this press release is furnished as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d)      Exhibits

EXHIBIT
NUMBER	DESCRIPTION
2.1	Purchase Agreement, dated as of December 22, 2006, by and among DoubleClick Inc., Alliance Data Systems Corporation and Alliance Data FHC, Inc.

99.1	Press Release dated December 28, 2006 announcing the agreement by Alliance Data’s Epsilon unit to acquire Abacus, a division of DoubleClick Inc.
     Note: The information contained in Item 7.01 of this report (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Data Systems Corporation

Date: December 28, 2006	By:	/s/ Edward J. Heffernan

Edward J. Heffernan
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
2.1	Purchase Agreement, dated as of December 22, 2006, by and among DoubleClick Inc., Alliance Data Systems Corporation and Alliance Data FHC, Inc.

99.1	Press Release dated December 28, 2006 announcing the agreement by Alliance Data’s Epsilon unit to acquire Abacus a division of DoubleClick Inc.

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